To the Board of Trustees and Shareholders of the MPAM Funds Trust:



We consent to the use of our report dated September 7, 2000 included herein and to the references to our firm under the headings "Counsel and Independent Auditors" in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP




New York, New York
May 9, 2001